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Exhibit 99.1

	FOR:	Tier Technologies, Inc. 1350 Treat Boulevard Suite 250 Walnut Creek, CA 94597
	CONTACT:	Jim Bildner, CEO Lori DePole, CFO
For Immediate Release		925-937-3950 Corey Cutler/Kirin Smith FD Morgen-Walke Associates 212-850-5600

TIER ANNOUNCES AGREEMENT TO SELL AUSTRALIAN OPERATIONS
Expects Transaction to Close in September

Walnut Creek, CA—August 12, 2002—Tier Technologies, Inc. (Nasdaq: TIER) announced that it has reached an agreement to sell substantially all of the assets of Tier Technologies (Australia) Pty Limited, ADC Consultants Pty Limited, GC Simsion, GR Bowles & Associates Pty Limited (collectively "Tier Australia").

Subject to the satisfaction of certain closing conditions and assuming a closing date of September 1, 2002, Tier will sell substantially all of the assets and assign certain liabilities of Tier Australia to the buyer for approximately $4.1 million in cash (based on current exchange rates). The sale proceeds will be adjusted to reflect any net change in the acquired assets and the buyer's assumed liabilities as of the closing date. A portion of the sale proceeds will be held in escrow. Certain assets and liabilities will be excluded from the sale, including, but not limited to, cash on hand, as well as certain receivables, certain leased facilities and certain employees. Tier expects selling costs to approximate $1.8 million (based on current exchange rates).

In order to facilitate the transfer of employees to the buyer in conjunction with this transaction, Tier has agreed to accelerate option vesting upon a change in control for employees of Tier Australia. Upon acceleration and exercise of the options, the Company expects to incur a non-cash charge of approximately $2.0 million in discontinued operations and receive stock option exercise proceeds of approximately $1.6 million.

Assuming that the closing conditions are met on or about September 1, 2002 and based on the Company's current expectations concerning transitional issues, Tier estimates the combined effect of the sale agreement and acceleration of stock options will be an additional charge of approximately $4.0 million to $6.0 million (based on current exchange rates) as a loss from discontinued operations. Based on those assumptions, Tier estimates that net cash from the sale (net of estimated selling and estimated exit costs but including proceeds from stock option exercises) will be approximately $3.0 million to $3.5 million.

"We are pleased that we have been able to accelerate the timing on the sale of our Australian operations from what we had announced in April and are hopeful that we will have this sale completed in September. This sale allows us to focus all of our resources on the many opportunities we see in front of us here in the United States" stated James L. Bildner, Chairman and Chief Executive Officer.

ABOUT TIER

Tier is a vertically-focused consulting firm that provides business and information technology consulting, systems design and integration, transaction processing, business process outsourcing and business process reengineering for its clients primarily in the state and local government, healthcare, insurance and utilities markets. Tier brings specific industry knowledge, proven delivery capability and proprietary applications to its client relationships. The combination of domain expertise and technical capability allow Tier to provide solutions that link increased operating efficiencies with systems and technology improvements. Tier serves Fortune 1000 companies and government entities and is included in the Russell 3000® Index, issued by Frank Russell Company.

Certain statements made in this press release, including those relating to the timing and completion of, and the estimated loss and cash proceeds from, the pending sale are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995.

Such forward-looking statements involve risks and uncertainties which may cause actual results to differ materially from those expressed or implied thereby. Factors that could affect actual results include risks associated with the satisfaction of closing conditions; the realization of estimated asset values; the impact of any warranty claims against Tier including impact on escrow; Tier's ability to satisfy and resolve outstanding obligations of Tier Australia; the resolution of legal claims related to the operation of Tier Australia or that could arise as a result of the proposed sale; estimate of future losses from Tier's Australian operations and the loss on the Australian operations' anticipated sale; the failure to execute contracts or obtain contract renewals; adverse economic conditions in the vertical and geographic markets that the Company serves; the possible termination of projects by clients; unanticipated claims as a result of project performance; the Company's ability to recruit, train and retain consultants and key personnel; and risks associated with rapid technological advances. In addition to the factors set forth elsewhere in this release, the economic, competitive, governmental, technological and other factors identified from time to time in the Company's filings and reports with the Securities and Exchange Commission, including the Company's most recent Annual Report on Form 10-K for the year ended September 30, 2001 and most recent Quarterly Report on Form 10-Q could affect the forward-looking statements contained in this press release. The forward-looking statements contained in this press release are made as of the date hereof, and the Company does not assume any obligation to update these statements or the reasons why actual results could differ materially from those projected in these statements.

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Tier...Expect A Lotsm

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TIER ANNOUNCES AGREEMENT TO SELL AUSTRALIAN OPERATIONS Expects Transaction to Close in September